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

                                                                                                         Exhibit 11
                               DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per-share amounts)

                                                    Three Months Ended                      Nine Months Ended
                                            March 26, 2000      March 28, 1999      March 26, 2000     March 28, 1999
                                            ----------------    ---------------     ---------------    ----------------
Net income                                           $2,733               $492              $3,268              $5,369
                                            ================    ===============     ===============    ================

Basic:

     Basic weighted average shares
        outstanding                                  10,107             10,107              10,107              10,163
     Basic net income per share                       $0.27              $0.05               $0.32               $0.53
                                            ================    ===============     ===============    ================
Diluted:

     Weighted average shares
        outstanding                                  10,107             10,107              10,107              10,163
     Add dilutive effect of stock
        options based on treasury
        stock method using average
        market price                                    109                  4                  62                  92
                                            ----------------    ---------------     ---------------    ----------------
                                                     10,216             10,111              10,169              10,255
                                            ================    ===============     ===============    ================
     Diluted net income per share                     $0.27              $0.05               $0.32               $0.52
                                            ================    ===============     ===============    ================

    NOTE: For the three and nine months ended March 26, 2000 and March 28, 1999, respectively, the convertible preferred securities were antidilutive and have been excluded from the computation of diluted earnings per share.

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